STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-3

Distribution Number	3
Beginning Date of Accrual Period	21-Oct-02
End Date of Accrual Period	19-Nov-02
Payment Date	20-Nov-02
Previous Payment Date	21-Oct-02

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)	35,409,136.97
Principal Collections	27,244,367.22
Interest Collections (net of Servicing Fee)	7,912,531.71
Servicing Fee	404,030.04
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	35,409,136.97
Interest Paid to Notes	1,782,197.63
Principal Paid to Notes	33,222,909.30
Servicing Fee	404,030.04
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	969,672,097.56
Principal Collections (including repurchases)	27,244,367.22
Charge off Amount	0.00
Ending Pool Amount	942,427,730.34

Collateral Performance
Cash Yield (% of beginning balance)	10.29%
Charge off Amount (% of beginning balance)	0.00%
Net Yield	10.29%
Cumulative Realized Losses	-
Cumulative Loss Percentage	0.00%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	4,147,753.02
30-59 days number of Home Equity Loans	52
60-89 days principal balance of Home Equity Loans	504,035.32
60-89 days number of Home Equity Loans	4
90+ days principal balance of Home Equity Loans	0.00
90+ days number of Home Equity Loans	-
90+ days Delinquency Percentage	0.00%
90+ days Rolling Average	0.00%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	9,361
Number of Home Equity Loans outstanding (Ending of Collection Period)	9,100
Number of Home Equity Loans that went into REO	-
Principal Balance of Home Equity Loans that went into REO	0.00

Overcollateralization
Begin Overcollateralization Amount	31,673,346.92
Overcollateralization Release Amount	0.00
Distributable Excess Cash	5,978,542.08
End Overcollateralization Amount	37,651,889.00

Target Overcollateralization Amount	97,496,996.67
Interim Overcollateraliztion Amount	31,673,346.92
Interim Overcollateralization Deficiency	65,823,649.75

Excess Cashflow	5,978,542.08

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	92.56%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	35.811950
2. Principal Distribution per $1,000	33.988674
3. Interest Distribution per $1,000	1.823276

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.83000%
2. Formula Rate (1-mo. Libor plus 45 bps)	2.28000%
3. Available Funds Cap	9.42160%
4. Note Rate	2.28000%
5. Days in Accrual Period	30

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	1,782,197.63
7. Current Interest and Interest Carrforward Amount paid	1,782,197.63
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	937,998,750.64
2. Principal Payment Amount paid	27,244,367.22
3. Distributable Excess Cashflow paid	5,978,542.08
4. Note Principal Amount, after payments	904,775,841.34

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.9256303
6. Note Principal Amount as a % of the Pool Balance, after payments	0.9600480